SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

Robinhood Markets, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

770700102

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 20 Pages

Exhibit Index on Page 18

CUSIP NO. 770700102	13 G	Page 2 of 32

1	NAME OF REPORTING PERSONS Bullfrog Capital, L.P. ("Bullfrog")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
12,680,226 shares, except that Bullfrog Capital GP, L.P. (“BF GP”), the general partner of Bullfrog, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
12,680,226 shares, except that BF GP, the general partner of Bullfrog, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	12,680,226
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 3 of 32

1	NAME OF REPORTING PERSONS Bullfrog Founder Fund, L.P. (“Bullfrog FF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
182,522 shares which are directly owned by Bullfrog Capital, L.P. (“Bullfrog”) as nominee for Bullfrog FF, except that Bullfrog Capital GP, L.P. (“BF GP”), the general partner of Bullfrog FF, Bullfrog Capital GP, Ltd. (“BF UGP”) the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
182,522 shares which are directly owned by Bullfrog as nominee for Bullfrog FF, except that BF GP, the general partner of Bullfrog FF, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	182,522
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 4 of 32

1	NAME OF REPORTING PERSONS RH-N Bullfrog Opportunity I, LLC ("RH-N")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,083 shares, except that Bullfrog Capital GP, L.P. (“BF GP”), the managing member of RH-N, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,083 shares, except that BF GP, the managing member of RH-N, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,083
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 5 of 32

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, L.P. (“BF GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
12,868,831 shares, of which 12,862,748 shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 6,038 shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
12,868,831 shares, of which 12,862,748 are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 6,038 shares are directly owned by RH-N. BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to dispose of these shares, and BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	12,868,831
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 6 of 32

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, Ltd. (“BF UGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
12,868,831 shares, of which 12,862,748 shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 6,038 shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF UGP is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
12,868,831 shares, of which 12,862,748 are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 6,038 shares are directly owned by RH-N. BF UGP is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to dispose of these shares, and BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	12,868,831
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 7 of 32

1	NAME OF REPORTING PERSONS RH Ribbit Opportunity II, LLC ("RH II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,220,080 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH II, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,220,080 shares, except that GP II, the managing member of RH II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,220,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 8 of 32

1	NAME OF REPORTING PERSONS RH-E Ribbit Opportunity II, LLC ("RH-E")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,363,270 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH-E, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,363,270 shares, except that GP II, the managing member of RH-E, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,363,270
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 9 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital II, L.P. ("Fund II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
25,446,163 shares, except that Ribbit Capital GP II, L.P. (“GP II”) the general partner of Fund II, Ribbit Capital GP II, Ltd., (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
25,446,163 shares, except that GP II the general partner of Fund II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	25,446,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 10 of 32

1	NAME OF REPORTING PERSONS Ribbit Founder Fund II, L.P. ("FF II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,035,651 shares, which are directly owned by Ribbit Capital II, L.P. (“Fund II”) as nominee for FF II, except that Ribbit Capital GP II, L.P. (“GP II”) the general partner of FF II, Ribbit Capital GP II, Ltd., (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,035,651 shares, which are directly owned by Fund II as nominee for FF II, except that GP II the general partner of FF II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,035,651
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 11 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, L.P. (“GP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
32,065,164 shares, of which 3,220,080 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,363,270 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 26,481,814 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, may be deemed to have sole power to vote these shares, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
32,065,164 shares of which 3,220,080 shares are directly owned by RH II, 2,363,270 shares are directly owned by RH-E, and 26,481,814 shares are directly owned by Fund II for itself and as nominee for FF II. GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, may be deemed to have sole power to dispose of these shares, and UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	32,065,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 12 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, Ltd. (“UGP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
32,065,164 shares, of which 3,220,080 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,363,270 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 26,481,814 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). UGP II is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH II and RH-E may be deemed to have sole power to vote these shares, and GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
32,065,164 shares, of which 3,220,080 shares are directly owned by RH II, 2,363,270 shares are directly owned by RH-E, and 26,481,814 shares are directly owned by Fund II for itself and as nominee for FF II. UGP II is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH II and RH-E may be deemed to have sole power to dispose of these shares, and GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	32,065,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 13 of 32

1	NAME OF REPORTING PERSONS RH-D Ribbit Opportunity II, LLC (“RH-D”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,556,431 shares, except that Ribbit Opportunity Manager II, LLC (“Manager II”), the managing member of RH-D, and Meyer Malka (“Malka”), the sole managing member of Manager II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,556,431 shares, except that Manager II, the managing member of RH-D, and Malka, the sole managing member of Manager II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,556,431
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 14 of 32

1	NAME OF REPORTING PERSONS Ribbit Opportunity Manager II, LLC (“Manager II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,556,431 shares owned by RH-D Ribbit Opportunity II, LLC (“RH-D”). Manager II, the managing member of RH-D, may be deemed to have sole power to vote these shares, except that Meyer Malka (“Malka”), the sole managing member of Manager II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,556,431 shares owned by RH-D. Manager II, the managing member of RH-D, may be deemed to have sole power to dispose of these shares, except that Malka, the sole managing member of Manager II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,556,431
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 15 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital III, L.P. ("Fund III")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,472,391 shares, except that Ribbit Capital GP III, L.P. (“GP III”) the general partner of Fund III, Ribbit Capital GP III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,472,391 shares, except that GP III the general partner of Fund III, UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,472,391
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 16 of 32

1	NAME OF REPORTING PERSONS Ribbit Founder Fund III, L.P. ("FF III")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
82,169 shares, which are directly owned by Ribbit Capital III, L.P. (“Fund III”) as nominee for FF III, except that Ribbit Capital GP III, L.P. (“GP III”) the general partner of FF III, Ribbit Capital GP III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
82,169 shares, which are directly owned by Fund III as nominee for FF III, except that GP III, the general partner of Fund III, UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	82,169
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 17 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, L.P. (“GP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,554,560 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). GP III, the general partner of Fund III and FF III, may be deemed to have sole power to vote these shares, and Ribbit Capital III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,554,560 shares owned by Fund III for itself and as nominee for FF III. GP III, the general partner of Fund III and FF III, may be deemed to have sole power to dispose of these shares, except that UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,554,560
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 770700102	13 G	Page 18 of 32

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, Ltd. (“UGP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,554,560 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). UGP III is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,554,560 shares, owned by Fund III for itself and as nominee for FF III. UGP III is the general partner of GP III, which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Malka, the sole director of UGP III, may be deemed to have sole power to vote these shares..
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,554,560
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 770700102	13 G	Page 19 of 32

1	NAME OF REPORTING PERSON Meyer Malka (“Malka”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,044,986 shares, of which 12,862,748 shares are owned by Bullfrog Capital, L.P. (“Bullfrog”) for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), 6,083 shares are owned by RH-N Bullfrog Opportunity I, LLC ("RH-N"), 3,220,080 shares are owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,556,431 shares are owned by RH-D Ribbit Opportunity II, LLC (“RH-D”), 2,363,270 shares are owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), 26,481,814 shares are owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”) and 4,554,560 shares are owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). Meyer Malka (“Malka”) is the sole director of Ribbit Capital GP III, Ltd. (“UGP III”), which is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, Malka is the sole director of Ribbit Capital GP II, Ltd. (“UGP II”), which is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH-E and RH II, Malka is the sole director of Bullfrog Capital GP, Ltd. (“BF UGP”), which is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, and Malka is the sole managing member of Ribbit Opportunity Manager II, LLC (“Manager II”), which is the managing member of RH II and may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
52,044,986 shares, of which 12,862,748 shares are owned by Bullfrog for itself and as nominee for Bullfrog FF, 6,083 shares are owned by RH-N , 3,220,080 shares are owned by RH II, 2,556,431 shares are owned by RH-D, 2,363,270 shares are owned by RH-E, 26,481,814 shares are owned by Fund II for itself and as nominee for FF II and 4,554,560 shares are owned by Fund III for itself and as nominee for FF III. Malka is the sole director of UGP III, which is the general partner of GP III, which is the general partner of Fund III and FF III, Malka is the sole director of UGP II, which is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH-E and RH II, Malka is the sole director of BF UGP, which is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, and Malka is the sole managing member of Manager II, which is the managing member of RH II and may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	52,044,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 770700102	13 G	Page 20 of 32

ITEM 1(A).	NAME OF ISSUER Robinhood Markets, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

85 Willow Rd

Menlo Park, CA 94025

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Bullfrog Capital, L.P., a Cayman Islands exempted limited partnership (“Bullfrog”), Bullfrog Founder Fund, L.P., a Cayman Islands exempted limited partnership (“Bullfrog FF”), RH-N Bullfrog Opportunity I, LLC, a Delaware limited liability company (“RH-N”), Bullfrog Capital GP, L.P., a Cayman Islands exempted limited partnership (“BF GP”), Bullfrog Capital GP, Ltd., a Cayman Islands limited company (“BF UGP”), RH Opportunity II, LLC, a Delaware limited liability company (“RH II”), RH-E Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH-E”), Ribbit Capital II, L.P., a Cayman Islands exempted limited partnership (“Fund II”), Ribbit Founder Fund II, L.P., a Cayman Islands exempted limited partnership (“FF II”), Ribbit Capital GP II, L.P., a Cayman Islands exempted limited partnership (“GP II”), Ribbit Capital GP II, Ltd., a Cayman Islands limited company (“UGP II”), Ribbit Capital III, L.P., a Cayman Islands exempted limited partnership (“Fund III”), Ribbit Founder Fund III, L.P., a Cayman Islands exempted limited partnership (“FF III”), Ribbit Capital GP III, L.P., a Cayman Islands exempted limited partnership (“GP III”), Ribbit Capital GP III, Ltd., a Cayman Islands limited company (“UGP III”) and Meyer Malka (“Malka”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

c/o Ribbit Capital Management

364 University Avenue

Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

The citizenship or place of organization of each of the Reporting Persons is set forth on such Reporting Person’s cover page.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER Class A Common Stock, par value $0.0001 per share

ITEM 2(E)	CUSIP NUMBER

770700102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

CUSIP NO. 770700102	13 G	Page 21 of 32

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances, set forth in the limited partnership agreements of Fund II, FF II, Fund III, FF III, Bullfrog, Bullfrog FF, GP II, GP III, and BF GP, the limited liability company agreements of RH-N, RH II, RH-D, RH-E and the memorandum and articles of association of UGP II, UGP III and BF UGP, the general and limited partners, members or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer directly or indirectly owned by each such entity of which they are a general partner, limited partner, member or director.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

CUSIP NO. 770700102	13 G	Page 22 of 32

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable

ITEM 10.	CERTIFICATION. Not applicable

CUSIP NO. 770700102	13 G	Page 23 of 32

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022	RIBBIT CAPITAL II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

	By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT FOUNDER FUND II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT FOUNDER FUND III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

CUSIP NO. 770700102	13 G	Page 24 of 32

BULLFROG CAPITAL, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG FOUNDER FUND, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-N BULLFROG OPPORTUNITY , LLC
By: BULLFROG CAPITAL GP, L.P. Its: Managing Member

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH OPPORTUNITY II, LLC
By: RIBBIT OPPORTUNITY MANAGER II, LLC Its: Managing Member

By:	/s/ Meyer Malka
Meyer Malka
Director

CUSIP NO. 770700102	13 G	Page 25 of 32

RH-D RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-E RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, L.P.

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

CUSIP NO. 770700102	13 G	Page 26 of 32

RIBBIT CAPITAL GP III, L.P.
By: RIBBIT CAPITAL GP III, LTD. Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, L.P.

By: BULLFROG CAPITAL GP, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

MEYER MALKA

By:	/s/ Meyer Malka
Meyer Malka

EXHIBIT INDEX

Found on Sequentially

Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	29

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A common stock, par value $0.0001 per share, of Root, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2022	RIBBIT CAPITAL II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

	By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT FOUNDER FUND II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT FOUNDER FUND III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG FOUNDER FUND, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-N BULLFROG OPPORTUNITY , LLC
By: BULLFROG CAPITAL GP, L.P. Its: Managing Member

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH OPPORTUNITY II, LLC
By: RIBBIT OPPORTUNITY MANAGER II, LLC Its: Managing Member

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-D RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-E RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, L.P.

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, L.P.
By: RIBBIT CAPITAL GP III, LTD. Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, L.P.

By: BULLFROG CAPITAL GP, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

MEYER MALKA

By:	/s/ Meyer Malka
Meyer Malka